Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick
President	Investor Relations
(847) 382-1000	(847) 620-1330

CTI Industries Corporation Reports

First Quarter 2014 Financial Results

FOR IMMEDIATE RELEASE

Tuesday, May 13, 2014

LAKE BARRINGTON, IL, May 13, 2014 -- CTI Industries Corporation (NASDAQ Capital Market), a manufacturer and marketer of consumer vacuum sealing systems and products, novelty balloons, flexible packaging and storage products and laminated films, today announced its results of operations for the first quarter of 2014.

Consolidated net sales for the first quarter of 2014 were $14,920,000 compared to consolidated net sales of $13,345,000 for the first quarter of 2013, an increase of almost 12%. The increase in sales was led by sales increases in the two principal product lines of the Company – vacuum sealing systems and foil balloons. Sales of vacuum sealing systems and products continued their rapid rate of increase growing by over 44% for the quarter to $2,781,000 from $1,929,000 in the first quarter 2013. Sales of foil balloons continued their consistent rise, reaching $7,273,000 in the quarter compared to $6,782,000 same period of the prior year, a growth rate of 7.2%.

For both of these product lines, sales growth was market by increased in sales to existing customers as well as sales to new customers. Foil balloons saw growth particularly in the Company’s operations in the United Kingdom, Europe and Mexico.

For the quarter, the Company had net income of $45,000 or $0.01 per share, compared to net income in the first quarter last year of $130,000, or $0.04 per share. Income from operations for the quarter was $326,000, which was affected principally by net interest expense of $301,000 for the quarter. This interest expense reflects to significant expense the interest expense arising from the $5 million mezzanine loan the Company obtained in July, 2012 to finance its investment in the vacuum sealing system product line and market.

“Sales continue to advance at a strong rate, particularly for two of our principal product lines – consumer vacuum sealing systems and foil balloons, and we anticipate further growth in both of those lines as well as in our line of latex balloons” said John Schwan, Chief Executive Officer. “As we continue this growth, we are focused on controlling our operating expenses and structuring our debt in a manner that will result in improved bottom line performance,” he said.

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Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

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CTI Industries Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2014	*December 31, 2013
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents (VIE $6,000 and $54,000, respectively)	$427,601	$666,616
Accounts receivable, net	9,236,593	8,883,106
Inventories, net (VIE $543,000 and $390,000, respectively)	15,842,318	15,428,413
Other current assets (VIE $79,000 and $79,000, respectively)	2,733,102	3,192,543
Total current assets	28,239,614	28,170,678

Property, plant and equipment, net (VIE $763,000 and $762,000, respectively)	8,571,582	8,681,771
Other assets	2,381,894	2,219,051

Total Assets	$39,193,090	$39,071,500

Liabilities & Equity
Total current liabilities (VIE $925,000 and $493,000, respectively)	$16,509,079	$16,432,989
Long term debt, less current maturities (VIE $413,000 and $441,000, respectively)	9,779,823	9,874,386
CTI Industries Corporation stockholders' equity	12,835,916	12,655,890
Noncontrolling interest	68,272	108,235

Total Liabilities & Equity	$39,193,090	$39,071,500

Condensed Consolidated Statements of Operations

	Three Months Ended March 31
	2014	2013
	(Unaudited)	(Unaudited)

Net sales	$14,920,330	$13,344,766
Cost of sales	11,422,921	10,370,749

Gross profit	3,497,409	2,974,017

Operating expenses	3,171,459	2,443,866

Income from operations.	325,950	530,151

Other (expense) income:
Net Interest expense	(301,487)	(467,975)
Other	(5,179)	144,524

Income before income taxes	19,284	206,700

Income tax (benefit) expense	(2,177)	85,768

Net Income	21,461	120,932

Less: Net income attributable to noncontrolling interest	(23,962)	(9,400)

Net income attributable to CTI Industries Corporation	$45,423	$130,332

Income applicable to common shares	$45,423	$130,332

Other Comprehensive (Loss) Income
Foreign currency adjustment	(188,092)	(30,400)
Comprehensive (loss) income	$(142,669)	$99,932

Basic income per common share	$0.01	$0.04

Diluted income per common share	$0.01	$0.04

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	3,249,268	3,248,646

Diluted	3,413,800	3,415,911

*The condensed consolidated financial statements do not include all required disclosures, refer to the Form 10K for omitted disclosures.

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